EXHIBIT 99.2

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Director Corporate Communications (616) 878-2830

Spartan Stores Reports Fiscal 2004
First-Quarter Financial Results

Consolidated sales increase 2.3 percent

GRAND RAPIDS, MICHIGAN-July 30, 2003-Spartan Stores, Inc., (NASDAQ: SPTN) today reported financial results for its fiscal 2004 first quarter ending June 21, 2003.

First-quarter consolidated net sales increased 2.3 percent to $502.0 million from last year's first-quarter sales of $490.8 million and 5.6 percent from fiscal 2003's fourth quarter sales of $475.6 million. The sequential sales increase from the fourth quarter was the result of a significant improvement in the Company's retail comparable-store sales trends and the shift in the timing of the Easter holiday. The first-quarter year-over-year sales increase was principally due to three new stores opened in fiscal 2003's third quarter and the shift in the Easter timing.

The Company reported a first-quarter operating loss of $348,000, compared with operating earnings of $8.0 million in last year's first quarter. The first-quarter loss represents a sequential improvement from the $5.2 million operating loss reported in fiscal 2003's fourth quarter. The first-quarter loss included a one-time Supplemental Executive Retirement Plan (SERP) charge of $1.4 million related to the retirement of the Company's former Chief Executive Officer and a $0.6 million charge for severance expense related to the Company's overhead reduction efforts.

Retail net sales for the first quarter increased 4.1 percent to $212.3 million from last year's $203.8 million. First-quarter retail comparable-store sales increased 0.7 percent. Excluding the sales effect of a shift in the Easter holiday, first-quarter comparable-store sales would have declined 1.0 percent. First-quarter grocery distribution net sales increased 1.0 percent to $289.8 million from last year's $287.0 million.

The Company completed the sale of its convenience-store distribution operations during the quarter and used the proceeds to further reduce its outstanding debt. As a result, long-term debt, including current maturities, declined 24.0 percent to $167.6 million as of June 21, 2003 from $220.4 million at the end of fiscal 2003. Working capital employed by the Company also declined by 50.9 percent to $42.8 million at June 21, 2003 from $87.2 million at March 29, 2003. The decline in working capital was due to the Company's continued effort to more efficiently manage inventory, the disposition of the convenience distribution division, which had a significant investment in working capital, and the closure of under performing Food Town stores.

"We are pleased with our first-quarter sales results and believe the recent fundamental changes to our grocery distribution and retail operations are working," said Spartan Stores' President and Chief Executive Officer, Craig C. Sturken. "We have experienced dramatic improvements in our retail comparable-store sales results in a very brief period, moving from negative high single-digit declines in the previous two quarters to the level attained in fiscal 2004's first quarter. We are also making good progress with the shift in our distribution sales strategy and are continuing to work diligently to maintain this overall sales momentum."

Gross margin for the first quarter declined 80 basis points to 17.4 percent from 18.2 percent in last year's first quarter, but was comparable to the rates achieved in the third and fourth quarters of fiscal 2003.

Mr. Sturken continued, "We generated meaningful sequential retail sales growth without having to sacrifice incremental gross margin. At this time, we believe our new merchandising team has addressed the shortcomings of our previous marketing and merchandising programs and has begun to put in place more effective promotional and product initiatives. As a result, we expect our gross margin rates to improve during the remainder of fiscal 2004, while continuing to see improved retail sales trends, especially in the second half of the year. In addition, our cost reduction efforts, which began late in fiscal 2003's fourth quarter, are on track to show improvements, but will not be visible until the upcoming quarters."

First-quarter operating expenses increased $6.5 million compared with the prior year period primarily due to $2.0 million in operating costs for three new stores opened in fiscal 2003's third quarter, $0.6 million in severance costs associated with corporate staff reductions, increased advertising costs resulting from the elimination of the Company's joint retail and wholesale marketing program in fiscal 2003's third quarter and a one-time $1.4 million expense related to the Company's Supplemental Executive Retirement Program (SERP). As a percentage of sales, operating expenses rose to 17.5 percent compared with 16.5 percent for the corresponding period last year.

Net loss for the first quarter totaled $6.1 million, or $0.31 per diluted share, compared to a $43.8 million net loss, or $2.21 per diluted share, for the corresponding period last year. The first-quarter loss included a loss from discontinued operations of $3.3 million, or $0.17 per diluted share, compared with a $11.3 million loss, or $0.57 per diluted share, in last year's first quarter. Included in discontinued operations are the Food Town and other closed retail stores, the sold convenience distribution business, real estate properties sold and held for sale, the insurance segment and a closed distribution facility. The prior-year first quarter net loss also included a charge for the cumulative effect of a change in accounting principle related to goodwill of $35.4 million, or $1.78 per diluted share.

Mr. Sturken continued, "We are pleased to be making meaningful progress on each of our four primary organizational priorities, which include:

•	Focusing the organization on distribution and retail sales growth
•	Aligning our cost structure to industry standards
•	Strengthening our financial position by rationalizing under-performing assets

•	Restoring retail profitability by turning category management into a way of life throughout the organization

A telephone conference call to discuss the Company's first-quarter results is scheduled for 9:00 a.m. Eastern Time, Thursday, July 31, 2003. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "Investor Information" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's ninth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to 330 independent grocery stores in Michigan. Spartan Stores also owns and operates 55 retail supermarkets and 21 deep-discount drug stores in Michigan and Ohio, including Ashcraft's Markets, Family Fare Supermarkets, Glen's Markets, Great Day Food Centers, Prevo's Family Markets and The Pharm.

This press release contains forward-looking statements about Spartan Stores' plans, strategies, objectives, goals, or expectations. These forward-looking statements are identifiable by words or phrases indicating that Spartan Stores or its management "expects," "anticipates," "projects," "plans," "believes," "estimates," "intends," or is "optimistic" or "confident", that a particular occurrence "will," "may," "could," "should," or "will likely" occur or that a particular event "will," "may," "should," "could" "is contingent upon," "is expected to" or "will likely" occur in the future or that there is a "trend" or "indications" toward, or "on track" toward a particular result or occurrence or similarly stated expectations. Accounting estimates, including but not limited to asset impairment charges, exit cost accruals and insurance loss reserves, are inherently forward-looking statements. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to strengthen our retail store performance; improve sales growth; increase gross margin; reduce operating cost structures; improve financial and operational performance; satisfy contractual requirements and conditions and complete store sales; sell assets that are held for sale on favorable terms; continue improving trends; continue to meet the requirements of our debt covenants; and implement the other programs, plans, strategies, objectives, goals or expectations described in this press release will be affected by, among other factors, changes in economic conditions generally or in the markets and geographic areas that we serve and adverse effects of the changing food and distribution industries; sales declines; loss of customers or suppliers; changes in the interest rate environment; and labor shortages or stoppages. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

SPARTAN STORES, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

	First Quarter Ended (Unaudited)
	(12 weeks) June 21, 2003	(12 weeks) June 22, 2002

Net sales	$502,039	$490,835
Cost of goods sold	414,712	401,680
Gross margin	87,327	89,155

Operating expenses
Selling, general and administrative	81,547	74,946
Depreciation and amortization	6,128	6,225
Total operating expenses	87,675	81,171

Operating (loss) earnings	(348)	7,984

Non-operating expense (income)
Interest expense	4,202	3,693
Interest income	(203)	(199)
Other (gains) losses, net	45	(3)
Total non-operating expense, net	4,044	3,491

(Loss) earnings before income taxes, discontinued
operations and cumulative effect of a change in
accounting principle	(4,392)	4,493
Income taxes	(1,538)	1,598

(Loss) earnings from continuing operations	(2,854)	2,895

Loss from discontinued operations, net of tax	(3,263)	(11,271)

Cumulative effect of a change in accounting principle, net of tax	-	(35,377)

Net loss	$(6,117)	$(43,753)

Basic and diluted (loss) earnings per share:
(Loss) earnings from continuing operations	$(0.14)	$0.14
Loss from discontinued operations	(0.17)	(0.57)
Cumulative effect of a change
in accounting principle	-	(1.78)
Net loss	$(0.31)	$(2.21)

Weighted average number of shares outstanding:
Basic	19,977	19,795
Diluted	19,977	19,796

SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 21, 2003 (Unaudited)	March 29, 2003
ASSETS
Current assets
Cash and cash equivalents	$18,492	$23,306
Marketable securities	1,765	1,705
Accounts receivable, net	55,335	70,747
Inventories	111,042	138,095
Other current assets	14,799	26,603
Property and equipment held for sale	38,012	54,684
Total current assets	239,445	315,140
Other assets
Goodwill, net	68,700	68,743
Deferred taxes on income	25,567	25,566
Other	26,487	26,785
Total other assets	120,754	121,094
Property and equipment, net	117,228	120,072
Total assets	$477,427	$556,306

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$95,015	$112,181
Accrued payroll and benefits	26,140	28,533
Insurance reserves	14,805	14,783
Accrued taxes	22,033	16,735
Other accrued expenses	14,117	19,150
Current maturities of long-term debt	24,538	36,594
Total current liabilities	196,648	227,976

Other long-term liabilities	34,040	34,881

Long-term debt	143,016	183,817

Shareholders' equity

Common stock, voting, no par value; 50,000 shares authorized; 19,943 and 19,999 shares outstanding	116,224	116,388
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	-	-
Accumulated other comprehensive loss	(2,444)	(2,816)
(Accumulated deficit) retained earnings	(10,057)	(3,940)

Total shareholders' equity	103,723	109,632

Total liabilities and shareholders' equity	$477,427	$556,306

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)

	First Quarter Ended (Unaudited)
	(12 weeks) June 21, 2003	(12 weeks) June 22, 2002

Retail Segment:

Net sales	$212,273	$203,846
Operating (loss) earnings	$(2,987)	$3,320

Grocery Distribution Segment:

Net sales	$289,766	$286,989
Operating earnings	$2,639	$4,664